Exhibit 10.3
Standard Terms and Conditions for subscription to use AccuRanker’s online software application.
Terms & conditions
1. Scope
Accuranker is offered by the company eTarg Media ApS (the “Supplier”)
Subscription terms and conditions (the “Terms”) are accepted by entering billing information.
If you have questions about the terms please feel free to contact us at support@accuranker.com
2. Creating a subscription
When creating a user, the information specified as mandatory must be filled in. The customer identifies with the company name, company registration number, contact name and a valid email address. Those of customer information entered will only be available for the Supplier and not passed on to others. Read more about data security in paragraph 7.
The supplier is entitled to send any messages, etc. per . e-mail to the Customers provided email address.
The Customer is obliged to continuously update the user information and contact information so that at any time are correct.
The supplier may at any time require the Customer identify themselves to the supplier, so the supplier can confirm the Customer’s user information. The supplier may be wholly or partially suspend access to Accuranker until the customer has identified himself.
3. Subscription scope and application
The subscription gives rights to Accuranker and any additional modules.
The use of the subscription applies to the legal entity that created the subscription and can not be used by or for data processing for others.
4. Subscription duration and billing
The subscription will begin when ordering and will renew each month until cancelled.
The first subscription period runs from the date of order and 1 month in advance and is invoiced in advance.
5. Terms of Payment
It is a precondition for the conclusion of the agreement, that the customer signs up for payment by PayPal or a credit card which is accepted by the Supplier and payment provider. Supplier’s payment service provider for credit cards is Braintree Payment. Information on the cards that can be used found on www.accuranker.com. Payment will be made in US dollars.

The first payment deducted by subscription. Subsequent payments will be deducted at subscription renewal.
If Customer’s payment is declined or otherwise can not be completed, contacts Supplier Customer by e-mail , the Customer should note the lack of payment. The customer must then immediately register the new card information on Customer log-in page on www.accuranker.dk from which the supplier may withdraw payment. If the Provider does not receive payment within 4 days net from the payment should have been completed, the Supplier is entitled to block the service without further notice.
If the Customer without prior agreement with the Supplier, cancel a payment through his bank , the service will immediately be discontinued without notice . A cancellation of the payment will not be accepted as a termination .
6. Subscription termination
The customer may at any time terminate its subscription to the end of the subscription period.
If not terminated, subscription will be extended by an additional subscription.
The termination must be made before then subscription period expires.
The subscription can be canceled via www.accuranker.com or by contacting the supplier at support@accuranker.com
If the Customer violates the therms the Supplier is entitled to terminate the service without warning.
7. Data security
The supplier emphasizes a high data security in connection with the operation of Accuranker.
The supplier only deals Customer data according to its instruction and not for unrelated purposes.
The supplier is sworn to secrecy about all information which the Supplier may take possession of the customer, and is not entitled to disclose such information to third parties unless it is made after acceptance by the Customer.
LThe supplier has taken appropriate technical and organizational security measures to protect information in Accuranker accidental or unlawful destruction, loss or deterioration and to protect data against unauthorized disclosure, misuse or otherwise processed in breach of the Act on Processing of Personal Data.
Data Responsible for Accuranker.dk is eTarg Media ApS, Langdyssen 5 8200 Aarhus N, info@etargmedia.dk . All inquiries regarding data security and processing of personal data in connection with Accuranker must be made through the above contact info.

8. Customer data
The Customer owns and is free to dispose of data in Accuranker. When terminating the subscription, the Customer has access to export all data, etc. via Accuranker’s export function within the subscription period.
The supplier has no obligation to retain data after the subscription expires.
Ownership of data transferred to the supplier for non-payment.
9. Operation stability
The supplier seeks the highest possible operational stability, but is not responsible for disruptions caused by factors outside the supplier’s control. This means including, but not limited to , power failure , failure of servers , telecommunication connections or the like.
The supplier shall aim in all cases to restore normal operations as quickly as possible.
10. Preventive maintenance
To provide the best possible service it is necessary to periodically expand / replace equipment and perform software updates etc.
In this context, it may be necessary to suspend access to Accuranker. Such interruptions will preferably be placed between 9:00 p.m. to 06:00 CET . Should it become necessary to suspend access to Accuranker beyond the period specified , the Customer will be announced this before.
The supplier is not liable for interruptions between the hours 21:00 to 06:00 CET. Outside this period , the Supplier is not liable for interruptions , provided that they are announced beforehand.
The supplier is entitled to continually make changes , including updates and improvements Accuranker.
11. Intellectual property rights
All intellectual property rights associated Accuranker are the sole supplier .
Individually produced software also belongs to the Supplier unless otherwise agreed separately in writing.
Subject to Customer’s payment of all fees , the Customer a non-exclusive right to make use of Accuranker to the Customer’s own internal business purposes. The customer is not entitled to either fully or partially, further assign, sublicense or sublicense services.
The supplier is entitled to exercise any general knowledge, including information , ideas, concepts, know -how or techniques supplier obtains in connection with the provision of the services. The supplier is entitled to develop produce, deliver and negotiate identical or similar services in relation to other customers.

The supplier is entitled to transfer rights and obligations arising from these Terms to a company controlled by the supplier.
12. Limitation of Liability
The supplier is liable for damages in accordance with Danish law with the provisions of these general trading conditions specified liability exclusions. Supplier’s liability is further limited only to cases where the supplier proved to have shown intent or gross negligence. Supplier is responsible for the Supplier’s own services. Supplier shall under no circumstances be held liable for defects , delays, failure to perform duties or any other reason in accordance with agreements concluded between the Supplier and the Customer , provided that such whole or in part is due to:
•	Customer’s negligence or breach of these terms and / or the parties’ agreement in general.
•	Customer’s other suppliers or other third parties associated with the Customer.
•	Customer’s use of services in a different way than the assumed.
•	Computer Viruses, hacking, Trojans, spyware, interference with technical protection measures derived from sources other than the Supplier.
•	Accidental events such as customer bears the risk and
•	Losses covered by insurance taken out by the customer or for the benefit of the customer.
Supplier’s total liability for claims, including compensation and penalty is limited to the Customer’s direct losses and may never exceed 50% of the total amount You paid for the services.
The customer is not entitled to claim compensation for indirect or consequential damages, including but not limited to, loss of business opportunity, loss of profits, loss of goodwill, loss of data, including losses associated with restoring data.
13. Force Majeure
Neither party will be liable for any delay or failure to perform obligations ( except payment of fees ) that are caused by force majeure , including but not limited to war , riot , rebellion, general strike , fire , natural disasters , currency restrictions , import or export prohibition , interference with normal traffic and communication, interruption or failure in the energy supply or long term illness of key consultants.
In case of force majeure, the party concerned shall promptly inform the other party of the force majeure situation.
14. References
The supplier reserves the right to use Customer as a reference for marketing, sales material and queries. Customer grants related supplier right to use the Customer’s name and logo in this regard.

15. Governing Law and Jurisdiction
These Terms shall be governed by and construed in accordance with Danish law .
Any dispute between the Customer and the Supplier to the extent feasible , presented their respective directors , which will resolve the dispute together. If the parties’ directors are unable to resolve such dispute shall be brought before the court at the Supplier’s domicile.